                      RESIGNATION AND RELEASE AGREEMENT


    This RESIGNATION AND RELEASE AGREEMENT (the "Agreement") among Terence M. Strom ("Strom"), Egghead, Inc. and DJ&J Software Corporation d/b/a Egghead
(D J & J Software Corporation, collectively with Egghead, Inc., "Egghead") is dated as of February 15, 1997. Strom and Egghead wish to amicably terminate Strom's employment with Egghead, and the parties wish to clearly set forth the terms and conditions of Strom's departure from his employment. Therefore, in consideration of the mutual promises and undertakings in this Agreement, Strom and Egghead agree as follows:

1.  RESIGNATION.   Effective February 15, 1997 (the "Date of Resignation"),
Strom's employment with Egghead is terminated. Concurrent thereto, Strom will resign from his position as a member of the Board of Directors of Elekom Corporation and from any other designated Egghead responsibilities other than as provided in Section 2(b) hereof, effective as of the Date of Resignation, except that Strom shall continue his term on the Board of Directors of Egghead, Inc. and D J & J Software Corporation until his successor is elected and qualified or until his earlier death, resignation or removal. The parties acknowledge and confirm that Strom previously resigned from his positions as President and Chief Executive Officer of Egghead, Inc. and D J & J Software Corporation, effective January 30, 1997.

2.  PAY PROTECTION.

    (a) GUARANTEED PAYMENT. Commencing the Date of Resignation, Egghead shall pay Strom his current annual base salary of $300,000 for a period of twenty-four (24) months (the "Severance Period"), less any lawful withholding. Such amount shall be paid in bi-weekly installments at normal bi-weekly payroll intervals or pursuant to a payment schedule that is mutually agreeable to the parties. Strom shall also be paid any unused vacation pay accrued as of the Date of Resignation, as reflected in Egghead's records, to be paid at the end of the payroll period next following the Date of Resignation, or pursuant to a payment schedule that is mutually agreeable to the parties. Strom shall not be entitled to vacation pay accrual during the Severance Period.

    (b) CONSULTING ARRANGEMENT. In consideration for the severance payments described herein, Strom agrees to provide to Egghead consulting services for a period not to exceed twelve (12) months from the Date of Resignation. The purpose of such consulting is to ensure an orderly transition of Strom's duties. Such duties shall be rendered in the state of Washington, and at such other place or places as Egghead shall in good faith


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

require, or as the interests, needs, businesses or opportunities of Egghead shall require. Prior to the time Strom obtains other employment, Strom's services on behalf of Egghead shall occur no more than an average of one full business day per week, and Strom agrees that during such time he shall comply with all policies, standards, and regulations of Egghead, including but not limited to, entering into confidentiality agreements. Strom agrees to perform all duties required to the best of his ability, experience and talents. Egghead further understands that once Strom obtains alternative employment, his consulting work will be limited to providing that assistance which does not interfere with Strom's employment. At that time, Egghead will make a good faith effort to limit consulting requests to phone rather than in-person. Egghead will pay all reasonable and necessary business expenses incurred by Strom while acting as a consultant for Egghead promptly after receipt from Strom of receipts or other evidence satisfactory to Egghead verifying such expenses.

    (c)  DEATH OR DISABILITY.     In the event of Strom's death prior to
completion of the Severance Period, Egghead shall be obligated to continue the severance payments set forth under Section 2(a) hereof and the COBRA subsidies set forth under Section 3(b) hereof, if applicable. Upon death, such payments shall be made to Strom's spouse, if then living, and if Strom's spouse is not then living, said payments shall be paid to Strom's estate. Other than the foregoing, Egghead shall have no further obligation to Strom's estate under this Agreement in the event of his death.

    If Strom is unable to perform his consulting duties pursuant to Section
2(b) for a period of more than twelve (12) weeks, the severance payments set forth under Section 2(a) otherwise payable to Strom shall be continued for the entire Severance Period, which shall include the twelve (12) weeks during which Strom was unable to perform his consulting duties; provided, however, that such severance payments shall only continue if Egghead has received proof to its satisfaction that Strom has suffered a total disability. For purposes of this Agreement, total disability shall mean an illness or physical or mental incapacity that prevents Strom from carrying out his consulting duties pursuant to this Agreement. Proof of such disability shall be supplied by Strom in the form of a written letter of Strom's physician stating that in the physician's opinion Strom is physically or mentally incapable of performing his consulting duties pursuant to this Agreement. Egghead shall have the right to have Strom examined by a physician of Egghead's choice, solely at Egghead's expense, to render an opinion as to whether or not Strom is physically or mentally incapable of performing his consulting duties pursuant to this Agreement. In the event the physician selected by Strom and the physician selected by Egghead render contrary opinions, the issue of whether Strom is physically or mentally incapable of performing his consulting duties pursuant to this Agreement may be submitted by Egghead


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

to arbitration under Washington law, and the decision of such arbitration shall be final and binding on all parties. So long as severance payments are made to Strom, Egghead will also continue to make COBRA subsidies, if applicable. Other than the foregoing, Egghead shall have no further obligation to Strom under this Agreement in the event of his total disability.

3.  EMPLOYEE BENEFIT PROGRAMS.

    (a) STOCK OPTIONS. Egghead and Strom agree that there are two groups of stock options which Strom has had certain rights to exercise. The first group pertains to a nonqualified stock option to purchase 200,000 shares of common stock of Egghead, Inc. at an exercise price of $8.125 per share, all of which are fully vested. The second group pertains to a nonqualified stock option to purchase 50,000 shares of common stock of Egghead, Inc. at an exercise price of $10.25 per share, of which rights to purchase 25,000 shares are vested as of the Date of Resignation (such vested portion to purchase 25,000 shares, together with the vested option to purchase 200,000 shares described in the preceding sentence, the "Vested Options"). Egghead agrees to provide Strom two years from the Date of Resignation to exercise the Vested Options. Egghead, Inc. and Strom expressly agree that there shall be no further vesting of any options held by Strom beyond the Date of Resignation or beyond the 225,000 options already vested. Subject to the foregoing, Strom's exercise shall be in compliance with the provisions of Egghead, Inc.'s 1993 Stock Option Plan and with the provisions of Section 16 of the Securities Exchange Act of 1934, as amended. Any change to such stock option plan shall not adversely affect Strom's rights under this
Section 3(a).

    (b)  COBRA.    Except as expressly provided in this Agreement and except as set forth in the succeeding three sentences of this Section 3(b), all benefits and perquisites, original, remaining or otherwise, to which Strom may have had an entitlement immediately prior to the Date of Resignation shall cease effective the Date of Resignation. At his election, Strom and his family may continue to participate in Egghead's medical and dental benefit plans governed by the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") for the time period provided in COBRA ("COBRA Period"). Egghead will subsidize the cost of such coverage at the level in effect for Strom and his family as of the Date of Resignation through the end of the COBRA Period. Strom will pay the balance of such cost, if any.

4.  REFERENCES.    Upon request, Egghead will provide a letter of
recommendation for Strom containing his dates of employment and pay confirmation only. Unless authorized by Strom in writing, Egghead's response to any inquiry from third parties regarding Strom's employment with Egghead shall be limited to this same information.


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

5.  RELOCATION EXPENSES.     Egghead shall reimburse Strom for the cost of
relocating Strom's residence to any place outside Spokane County, Washington, up to a total amount not to exceed $80,000, promptly after receipt of valid receipts submitted by Strom for the costs of moving household goods, farm equipment and pets and for costs related to the sale of his Spokane residence, including real estate commissions. No other relocation expenses shall be reimbursed. Egghead has no obligation to reimburse or pay Strom any amount with respect to any decrease in the value of Strom's residential property from the amount paid by Strom to purchase such residential property. No reimbursement under this Section 5 will be made after sixty (60) days from the date of Strom's final severance payment received in accordance with the provisions of Section 2 hereof.

6. NON-DISPARAGEMENT. Strom agrees not to make any disparaging or derogatory remarks, comments or statements about Egghead and its officers, directors, and employees, or any of them, at any time. Egghead agrees not to, and will instruct its officers, directors and senior management not to, make any disparaging or derogatory remarks, comments or statements about Strom at any time.

7.  CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION.

    (a) NON-DISCLOSURE. Except as required by applicable law or regulation and except as may be required to insure compliance with the terms of this Agreement, Egghead and Strom agree to keep the terms of this Agreement confidential; provided, that Strom may share its provisions with his spouse, attorneys, and professional advisors, who will be informed of and bound by this confidentiality obligation, and Egghead may share its provisions with its senior management, attorneys, and professional advisors, who will be informed of and bound by this confidentiality obligation. Strom agrees not to use or disclose any confidential information. As used herein, "confidential information" means all non-public information, trade secrets, methods, strategies, practices, computer programs and systems, research and related documentation, customer lists and other data, marketing plans, financial information, and all other compilations of information that relate in any manner to the business of Egghead, Inc., the direct or indirect subsidiaries of Egghead, Inc., or Egghead SSI, LLC d/b/a Egghead Computer Surplus (such subsidiaries, together with Egghead SSI, LLC d/b/a Egghead Computer Surplus, the "Affiliate Entities") or any of them. Strom acknowledges that all confidential information is the proprietary and confidential property of Egghead or the Affiliate Entities. Strom further agrees to return all tangible items containing any confidential information, wherever located and in whatever form, in addition to all other property belonging to Egghead or the Affiliate Entities, on or before the Date of


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

Resignation; provided, however, that Strom may retain the FAX machine, printer, monitor, PC and laptop computer, all as more specifically set forth on the attached Exhibit A herein incorporated by this reference. Strom will transfer to Egghead and delete from electronic storage on such PC and peripherals any confidential information stored therein; provided further, however, Strom is not obligated to transfer to Egghead, but must simply delete from his personal records, such information that he knows is duplicative of information already in Egghead's possession and control. Egghead shall execute such documentation, if any, required to effect transfer of title in the property listed on Exhibit A.

    (b) NON-SOLICITATION. Strom agrees that during the Severance Period he will not individually, or in conjunction with any other person, corporation or other entity, in any capacity, directly or indirectly (i) solicit or recruit any employee of Egghead or any of the Affiliate Entities or (ii) cause or seek to cause (A) any employee of or consultant to Egghead or any of the Affiliate Entities to terminate his or her employment or consulting relationship with Egghead or any of the Affiliate Entities or (B) any customer, client or vendor of Egghead or any of the Affiliate Entities to alter or terminate any business relationship with Egghead or any of the Affiliate Entities. "Consultant" as used in this Section 7(b) shall mean any individual that is a consultant to Egghead or any Affiliate Entity.

    (c) NON-COMPETITION. For a period of two (2) years from the Date of Resignation, Strom shall not, directly or indirectly, be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or "be connected with" (as that phrase is interpreted below), any person or entity engaged in any operations in competition with Egghead or any of the Affiliate Entities in the retail sale of computer software or computer hardware or both, through stores, mail order, telephonic means or electronic commerce, including, without limitation, through the Internet; provided, however, that for purposes of this Section 7(c) the following shall be deemed to be persons or entities not engaged in operations in competition with Egghead or any of its Affiliate Entities: (i) any person or entity if the sale of computer software and computer hardware generates less than ten (10) percent of its total annual revenue and less than ten (10) percent of the total annual revenue of the division of such person or entity, if any, which Strom is connected with; (ii) any person or entity that is a software publisher or hardware manufacturer provided that it generates the substantial majority of its annual revenue from the sale of products that it developed or manufactured; and
(iii) any person or entity that is an importer of computer hardware provided that it sells only computer hardware. The Board of Directors of Egghead, Inc. may, in its sole discretion, release Strom from any or all of his obligations pursuant to this Section 7(c), provided that such release shall not be effective unless made in writing.

Strom shall be deemed to be "connected with" such business if such business is carried on by a partnership, corporation or association of which he is an officer, director, employee, partner, member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by Strom of shares which constitute less than 2% of the outstanding equity securities of a publicly or privately held corporation.

    (d) VIOLATION. Strom acknowledges that his confidentiality, non-solicitation and non-competition obligations under this Section 7 are material inducements to Egghead in entering into this Agreement, that his violation thereof shall constitute a material breach of this Agreement and that any disclosure or action by Strom in violation of this Section 7 will cause serious and irreparable injury to Egghead for which there is no adequate remedy at law. If, upon investigation, Egghead determines that Strom is in material violation of this Section 7, then Egghead may retain as liquidated damages the balance of the payments coming due Strom under Section 2 hereof, if any, and may obtain immediate and permanent injunctive relief in any court of competent jurisdiction. If Egghead determines that Strom is in violation of this Section 7, then Egghead may in its sole discretion provide Strom an opportunity to cure such violation, but Egghead shall have no obligation to do so. The rights and remedies set forth in this Section 7 are in addition to all other legal, equitable and contractual rights and remedies available to Egghead.

8.  REPRESENTATIONS AND WARRANTIES.

    (a)  BY STROM. Strom hereby represents and warrants as follows:

         (i) That, to the best of his knowledge, as of the Date of Resignation, there is no litigation or claim of any kind pending or contemplated in any court or before any governmental authority or regulatory body or arbitrator, pertaining to acts or omissions that occurred within the scope of his employment as an officer of Egghead or as a member of Egghead's Board of Directors, and that he knows of no facts or circumstances that would give rise to such litigation or claim.

         (ii) That he has reviewed this Agreement with independent legal counsel, that the terms of this Agreement have been negotiated in good faith at arms' length, that he has read and understands the terms of this Agreement and the consequences thereof, and that he enters into this Agreement as his free, voluntary and independent act.

    (b)  BY EGGHEAD.    Egghead represents and warrants as follows:


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

         (i) That, to the best of its knowledge, as of the Date of Resignation, there is no litigation or claim of any kind pending or contemplated in any court or before any governmental authority or regulatory body or arbitrator, pertaining to acts or omissions that occurred within the scope of Strom's employment as an officer of Egghead, and that it knows of no facts or circumstances that would give rise to such litigation or claim;

         (ii) That it is a Washington corporation duly authorized and validly existing under the laws of the State of Washington;

         (iii) That this Agreement and the obligations and undertakings arising hereunder constitute the valid, binding and enforceable obligations of Egghead; and

         (iv) That it will promptly inform its officers, directors and senior managers of its obligations under the relevant sections of this Agreement.

9.  MUTUAL RELEASE.     In consideration of the benefits and payments provided
to Strom in this Agreement, and as a material inducement to Egghead to enter into this Agreement, Strom, individually and for his marital community, heirs, personal representatives, successors and assigns (collectively "Strom Releasees"), releases and forever discharges Egghead and the Affiliate Entities, including any and all of Egghead's and each Affiliate Entity's affiliates, shareholders, officers, directors, representatives, agents, and employees, each of their successors and assigns, and each of them (collectively, the "Egghead Releasees"), from any and all Claims (as defined below) that Strom may have against any of the Egghead Releasees as of the Date of Resignation. The Egghead Releasees release and forever discharge the Strom Releasees from any and all Claims (as defined below) that any of the Egghead Releasees may have against any of the Strom Releasees as of February 15, 1997. "Claims" as used in this
Section 9 is defined to mean any and all claims, demands, charges, liability, causes of action, and damages, including without limitation, attorneys' fees and costs actually incurred, known or unknown, including without limitation, any and all claims, rights, demands, and causes of action for breach of any employment contract or agreement (whether express or implied, written or oral), wrongful discharge, intentional and/or negligent infliction of emotional distress, defamation, invasion of privacy, tort claims, discrimination on the basis of marital status, race, sex, national origin, color, religion, handicap or disability, retaliation, violation of public policy, and violation of any and all federal, state and/or local statutes, laws, rules, regulations and/or ordinances, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, The


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

National Labor Relations Act, as amended, The Employee Retirement Income Security Act of 1974, as amended, The Americans with Disabilities Act of 1990, as amended, The Family and Medical Leave Act of 1993, The Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, The Washington State Wage and Hour Laws, and The Washington Law Against Discrimination, Ch.
49.60 RCW, as amended; except that the term "Claims" does not include (i) any claims for indemnification that Strom may have as a former officer or director of Egghead pursuant to the Bylaws of Egghead, Inc. or pursuant to any policies of insurance held by Egghead, if any, that provide coverage for liability of former officers and directors of Egghead; (ii) any claims based on rights created by this Agreement; and (iii) any claims where the events in dispute first arise after the date of this Agreement. Egghead will not contest any claim for unemployment compensation filed by Strom, but Egghead may report the severance payments paid to Strom hereunder as appropriate.

10. TAX LIABILITY. Some or all of the payments and benefits which Strom may receive hereunder may be deemed income and taxable to Strom under relevant provisions of the Internal Revenue Code of 1986, as amended, and other federal, state, and local statutes and regulations (collectively "Codes"). Strom is advised that Egghead does not "gross up" benefits paid to or on behalf of its employees. Strom shall have sole responsibility to determine and, to the extent any withholdings made by Egghead hereunder are insufficient, to pay, and shall indemnify and hold Egghead harmless from, all taxes coming due under such Codes. This hold harmless and indemnity obligation covers only those taxes which, in the ordinary course, would normally be obligations of or paid by Strom.

11. NONADMISSION CLAUSE.          This Agreement shall not be construed as an
admission by either party of any liability to the other party, breach of any agreement between the parties, or violation by either party of any statute, law, rule or regulation.

12. CONSIDERATION/REVOCATION PERIOD.        Strom acknowledges that he has been
informed of his right to fully consider the terms of this Agreement for a period not to exceed twenty-one (21) days pursuant to applicable provisions of the ADEA. If Strom chooses to execute this Agreement, he shall have an additional seven (7) days after signing this Agreement to revoke it by providing written notice thereof to Egghead addressed to: Brian W. Bender, Vice President and Chief Financial Officer, 22705 East Mission Ave., Liberty Lake, WA 99019.

13. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless


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

continue to be valid and enforceable to the maximum extent consistent with applicable law.

14. COMPLETE AGREEMENT. This Agreement contains the entire understanding and agreement between the parties in connection with its subject matter and supersedes any and all other prior and contemporaneous oral or written agreements, understandings, or representations between the parties pertaining to same. This Agreement cannot be altered except in a writing signed by Strom and an authorized representative of Egghead.

15. FURTHER ASSURANCES. The parties agree to execute any further documents and instruments as may be reasonably necessary to fully carry out the terms and conditions of this Agreement.

16. ARBITRATION.   Except as set forth under Section 2(c) hereof, any
controversy or claim arising out of this Agreement shall be resolved by arbitration pursuant to this Section 16 and the then current rules and supervision of the American Arbitration Association ("AAA"); provided, Egghead may obtain the relief set forth in Section 7 hereof in addition to any resolution of such claim or controversy by arbitration as provided herein. The arbitration shall be held in Spokane before a single arbitrator either mutually agreed upon by the parties or selected in accordance with AAA Rules. The arbitrator shall have no authority to add to, subtract from, or modify any of the terms of this Agreement. The arbitrator's decision shall be final and binding upon the parties and may be entered in any court having jurisdiction.

17. BINDING AGREEMENT. This Agreement shall bind and inure to the benefit of the parties and their respective heirs, personal representatives, marital communities, related entities, shareholders, officers, directors, employees, agents, attorneys, successors and assigns, except that Strom may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of Egghead.

18. GOVERNING LAW.   This Agreement shall be governed by and construed in
accordance with the laws of the State of Washington without application of the principles of conflicts of laws, and venue for any proceeding hereunder shall be in Spokane County, Washington.





19. COUNTERPARTS. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one


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party, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  EGGHEAD, INC.


/s/  Terence M. Strom             /s/  George P. Orban
-------------------------         ------------------------------------
Terence M. Strom                  By:  George P. Orban, Chairman of
                                        the Board of Directors



                                  D J & J SOFTWARE CORPORATION



                                  /s/  George P. Orban
                                  ---------------------------------------
                                  By:  George P. Orban
                                      -----------------------------------
                                  Its: Chairman of the Board of Directors
                                       ----------------------------------


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

                                 EXHIBIT "A"
                                      TO
                      RESIGNATION AND RELEASE AGREEMENT
                                      of
                               Terence M. Strom



EGGHEAD PROPERTY TO BE RETAINED BY TERENCE M. STROM:


DESCRIPTION OF EQUIPMENT                            SERIAL OR OTHER I.D. NUMBER

Hewlett Packard Office Jet FAX                      Egghead #21759

Hewlett Packard Laser Jet 4 Printer                 Egghead #15156

Toshiba Laptop Computer T2155CDS                    Egghead #91664

Samsung Computer Monitor                            H3NF 400003

Toshiba Port Replicator Y2100                       02516473


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